Exhibit 99.1

For more information, contact:

Henry Miller - financial contact	George Thomas - media contact
Tel: 484-582-5445	Tel: 484-582-5635
henry.miller@sungard.com	george.thomas@sungard.com

SunGard Announces Second Quarter 2015 Results

Wayne, PA – July 30, 2015 – SunGard Data Systems Inc. (“SunGard” or the “Company”), one of the world’s leading financial software companies, today reported results for the second quarter ended June 30, 2015. For the quarter, revenue was $687 million, up 2% year over year (up 6% adjusting for currency). Operating income was $108 million and the operating income margin was 15.9% in the quarter. Operating income increased 43% year over year and the operating income margin increased 4.5 points year over year, driven by the increase in revenue, and a 3% decrease in total costs and expenses. Adjusted EBITDA was $178 million, up 12% year over year, and the adjusted EBITDA margin was 26.0%, up 2.3 points year over year. Adjusted EBITDA is defined in Note 1 attached to this release.

For the first six months, revenue was $1.4 billion, up 2% year over year (up 6% adjusting for currency). Operating income was $223 million and the operating income margin was 16.5%, compared to an operating loss of $212 million for the first six months of 2014. The first quarter of 2014 included a $339 million non-cash trade name impairment charge related to the split-off of the Availability Services business. Excluding this charge, operating income increased 77% year over year and the operating income margin improved 6.9 points year over year, driven by the increase in revenue and 5% decrease in total costs and expenses. Adjusted EBITDA was $353 million, up 16% year over year, and the adjusted EBITDA margin was 26.0%, up 3 points year over year.

Russ Fradin, president and chief executive officer, commented, “Our second quarter performance reflects the continued transformation of SunGard and demonstrates the progress we’re making in improving the business. Clients and prospects are embracing the new products and services that we’ve brought to market, clearly demonstrating that we are on the right track and validating the development, sales and delivery investments that we’ve been making. We saw revenue growth of 6% at constant currency in the second quarter and improved our margins and cash flow as well. I’m pleased with our execution, knowing that we are driving value for both our clients and the company.”

SunGard reports its business in two key segments: Financial Systems and Public Sector & Education. Our segment revenue is classified into three categories: (i) Software revenue; (ii) Software-as-a-Service (“SaaS”) and cloud revenue; and (iii) Services, which includes professional and business processing services revenue.

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Financial Systems (“FS”) segment revenue was $631 million in the quarter, up 2% year over year (up 6% year over year adjusting for currency), driven by growth in all revenue categories. Software revenue was up 2% (up 8% adjusting for currency) driven by a combination of new sales and renewals of software license fees. SaaS and cloud revenue grew 2% (up 4% adjusting for currency) driven by increased volumes from our existing customers and increased adoption of our offerings, all supported by our global delivery centers. Services revenue grew 3% (up 8% adjusting for currency) driven by growth in business processing revenue from the new utilities and Professional Services. Adjusted EBITDA for the period was $173 million, up 13% from the prior year, and the adjusted EBITDA margin was 27.5%, up 2.6 points from last year.

Year to date, FS revenue was $1.2 billion, up 3% year over year (up 6% adjusting for currency). For the same period, adjusted EBITDA was $347 million, an increase of 19%, compared to the prior year, and the adjusted EBITDA margin was 27.8%, up 3.8 points from last year.

SunGard’s FS solutions address a broad range of customer’s needs across the financial services industry. During the quarter, notable deals included the following:

•	GMI and Stream were selected by one of the world’s top 20 global banks for a fully hosted derivatives clearing solution.

•	Front Arena was selected by a global provider of agricultural, financial and industrial products to provide an integrated front to back office solution for portfolio risk management.

•	XSP was selected by a Dutch pension investment management firm to help improve corporate actions operations, processing and risk management.

•	AvantGard GETPAID was chosen by a Danish shipping company to help manage its credit risk and collections.

•	Adaptiv 360 was selected by one of Japan’s largest asset managers to help manage the firm’s operational risks and support its expansion.

•	Prophet Enterprise was chosen by a leading UK financial services company to help improve its insurance actuarial modeling and risk management.

Public Sector & Education (“PS&E”) segment revenue was $56 million in the quarter, up 2% year over year, driven by a 5% growth in Services revenue and a 3% growth in Software revenue. Adjusted EBITDA was $17 million, down 1% year over year, and the adjusted EBITDA margin was 30.1%, down 1.2 points from last year.

Year to date, PS&E revenue was $110 million, up 2% year over year. For the same period, adjusted EBITDA was $33 million, flat compared to the prior year, and the adjusted EBITDA margin was 29.8%, down 0.9 points from last year.

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Notable deals during the quarter included the following:

•	Our public safety solution was selected by a county in Georgia for computer-aided emergency dispatch, records management, mobile computing and jails management.

•	TRAKiT, from our recent CRW Systems acquisition, was selected by a city in Virginia to help manage its land permitting, licensing, and code compliance and planning.

•	eSchoolPLUS was chosen by one of the largest school districts in Oklahoma to help manage its student information.

•	eFinancePLUS was selected by a Pennsylvania school district to help manage critical financial, procurement, payroll and personnel functions.

Financial Position

For the six months ended June 30, 2015, the continuing operations of the Company generated $182 million in cash flow from operations, up $96 million year over year. Capital expenditures were $55 million, down $3 million year over year. During the first half, the Company also spent $25 million on acquisitions.

At June 30, 2015, total debt was $4.7 billion and cash was $538 million. The Company’s leverage ratio, as defined in its senior secured credit agreement, was 4.95x, down from 5.41x at December 31, 2014. The leverage ratio is calculated using adjusted EBITDA as defined in Note 2 of this release. See Note 3 of this release for supplemental information on debt.

Conference Call & Webcast

SunGard will host a conference call and live web broadcast to discuss second quarter 2015 results today at 9:00 a.m. (Eastern Time). The call may also include a discussion of company developments, forward-looking information and other material information about business and financial matters. The dial-in number for the conference call is 706-902-1370, and the conference ID number is 88454549. You may also listen to the call at www.investorcalendar.com by clicking on the “audio” icon for SunGard. To access the supplemental slide presentation furnished on Form 8-K with our press release this morning, you may go to www.sungard.com and click on “Financials”. An audio replay will be available two hours after the call ends through midnight on August 14, 2015. To listen to the replay, please dial 1-855-859-2056 or 404-537-3406 and enter the conference ID number 88454549. A replay will also be available two hours after the call ends through midnight on August 14, 2015 at www.investorcalendar.com.

About SunGard

SunGard is one of the world’s leading financial software companies, with annual revenue of $2.8 billion. We provide solutions for financial services, the public sector and education. Our software is delivered via Software as a Service (“SaaS”), in the cloud and on premises, surrounded by an extensive suite of service offerings. Through the depth and breadth of our solution portfolio, global capabilities and domain

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expertise, we are uniquely capable of supporting virtually every type of financial organization, including the largest and most complex institutions in the world. SunGard’s approximately 13,000 employees proudly serve approximately 14,000 customers in more than 100 countries, bringing fresh ideas and inventive solutions to help our customers adapt and thrive. For more information, please visit www.sungard.com.

Trademark Information: SunGard, the SunGard logo, Adaptiv, AvantGard, eFinancePLUS, eSchoolPLUS, Front Arena, GMI, Prophet, Stream, TRAKiT, and XSP are trademarks or registered trademarks of SunGard Data Systems Inc. or its subsidiaries in the U.S. and other countries. All other trade names are trademarks or registered trademarks of their respective holders.

SunGard’s “Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

Statements in this release other than historical facts constitute forward-looking statements. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “would,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions which concern our strategy, plans or intentions. All statements we make relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates, financial results and pro forma estimates are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Some of the factors that we believe could affect our results include: global economic and market conditions; the condition of the financial services industry, including the effect of any further consolidation among financial services firms; our high degree of debt-related leverage; the effect of war, terrorism, natural disasters or other catastrophic events; the effect of disruptions to our systems and infrastructure; the timing and magnitude of software sales; the timing and scope of technological advances; the market and credit risks associated with broker/dealer operations; the ability to retain and attract customers and key personnel; risks relating to the foreign countries where we transact business; the integration and performance of acquired businesses; the ability to obtain patent protection and avoid patent-related liabilities in the context of a rapidly developing legal framework for software and business-method patents; a material weakness in our internal controls; unanticipated changes in our income tax provision or the enactment of new tax legislation, issuance of regulations or relevant judicial decisions, and the split-off of the Availability Services business failing to qualify as a tax free transaction. The factors described in this paragraph and other factors that may affect our business or future financial results are discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of the Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission, copies of which may be obtained from us without charge. We assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or other factors.

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SunGard Data Systems Inc.

Consolidated Condensed Statements of Operations

(in millions)

(Unaudited)

	Three Months Ended June 30,
	2014	2015
Revenue	$673	$687
Costs and expenses:
Cost of sales and direct operating (a)	273	283
Sales, marketing and administration	158	161
Product development and maintenance	97	87
Depreciation	27	27
Amortization of acquisition-related intangible assets	41	21

Total costs and expenses	596	579

Operating income	77	108
Other income (expense):
Interest income	1	1
Interest expense and amortization of deferred financing fees	(73)	(71)
Other income	—	1

Other expense	(72)	(69)

Income from continuing operations before income taxes	5	39
Provision for income taxes	(2)	(6)

Net income	$3	$33

SunGard Data Systems Inc.

Consolidated Condensed Statements of Operations

(in millions)

(Unaudited)

	Six Months Ended June 30,
	2014	2015
Revenue	$1,326	$1,358
Costs and expenses:
Cost of sales and direct operating (a)	542	551
Sales, marketing and administration	326	313
Product development and maintenance	196	173
Depreciation	51	56
Amortization of acquisition-related intangible assets	84	42
Trade name impairment charge	339	—

Total costs and expenses	1,538	1,135

Operating income (loss)	(212)	223
Other income (expense):
Interest income	1	1
Interest expense and amortization of deferred financing fees	(147)	(142)
Loss on extinguishment of debt	(61)	—
Other income	—	1

Other expense	(207)	(140)

Income (loss) from continuing operations before income taxes	(419)	83
Benefit from (provision for) income taxes	99	(24)

Income (loss) from continuing operations	(320)	59
Income (loss) from discontinued operations, net of tax	(17)	2

Net income (loss)	$(337)	$61

(a)	Excludes depreciation, amortization and the cost of maintenance.

See Notes to Consolidated Condensed Financial Information.

SunGard Data Systems Inc.

Consolidated Condensed Balance Sheets

(in millions)

(Unaudited)

	December 31,	June 30,
	2014	2015
Assets:
Current:
Cash and cash equivalents	$447	$538
Accounts receivable, net	686	561
Prepaid expenses and other current assets	112	104

Total current assets	1,245	1,203
Property and equipment, net	152	149
Software products, net	224	222
Customer base, net	360	338
Other assets, net	94	73
Trade name	672	672
Goodwill	3,760	3,744

Total Assets	$6,507	$6,401

Liabilities and Equity:
Current:
Short-term and current portion of long-term debt	$—	$3
Accounts payable and accrued expenses	405	331
Deferred revenue	589	541

Total current liabilities	994	875
Long-term debt	4,669	4,669
Deferred and other income taxes	608	596
Other long-term liabilities	31	26

Total liabilities	6,302	6,166
Total equity	205	235

Total Liabilities and Equity	$6,507	$6,401

See Notes to Consolidated Condensed Financial Information.

SunGard Data Systems Inc.

Consolidated Condensed Statements of Cash Flows

(in millions)

(Unaudited)

	Six Months Ended June 30,
	2014	2015
Cash flow from operations:
Net income (loss)	$(337)	$61
Income (loss) from discontinued operations	(17)	2

Income (loss) from continuing operations	(320)	59
Reconciliation of income (loss) from continuing operations to cash flow from operations:
Depreciation and amortization	135	98
Trade name impairment charge	339	—
Deferred income tax benefit	(90)	(8)
Stock compensation expense	20	23
Amortization of deferred financing costs and debt discount	10	8
Loss on extinguishment of debt	61	—
Other noncash items	—	(1)
Changes in working capital:
Accounts receivable and other current assets	100	119
Accounts payable and accrued expenses	(111)	(83)
Accrued interest	(5)	(1)
Accrued income taxes	(25)	15
Deferred revenue	(28)	(47)

Cash flow from continuing operations	86	182
Cash flow from discontinued operations	34	—

Cash flow from operations	120	182

Investment activities:
Cash paid for acquired businesses, net of cash acquired	—	(25)
Additions to property and equipment, and software	(31)	(27)
Additions to capitalized software	(27)	(28)
Other investing activities	—	1

Cash used in continuing operations	(58)	(79)
Cash provided by discontinued operations	5	1

Cash used in investment activities	(53)	(78)

Financing activities:
Cash received from borrowings, net of fees	(7)	3
Cash used to repay debt	(1,324)	(1)
Other financing activities	(16)	(12)

Cash used in continuing operations	(1,347)	(10)
Cash provided by discontinued operations	887	—

Cash used in financing activities	(460)	(10)

Effect of exchange rate changes on cash	1	(3)

Increase (decrease) in cash and cash equivalents	(392)	91
Beginning cash and cash equivalents, including cash of discontinued operations (2014: $31, 2015: $-)	706	447

Ending cash and cash equivalents	$314	$538

See Notes to Consolidated Condensed Financial Information.

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information (Unaudited)

Note 1. Reconciliation of Adjusted EBITDA to Net Income (Loss)

We evaluate the performance of our segments using non-GAAP measures. Our primary non-GAAP measure is Adjusted EBITDA, whose corresponding GAAP measure is net income (loss). Adjusted EBITDA is defined as net income (loss) excluding depreciation, amortization of acquisition-related intangible assets, goodwill and trade name impairment charges, severance and facility closure charges, stock compensation expense, management fees, certain other costs included in operating income (loss), interest including amortization of deferred financing fees, loss on extinguishment of debt, other income (expense), income taxes and income (loss) from discontinued operations.

We believe Adjusted EBITDA is an effective tool to measure our operating performance since it excludes non-cash items and certain variable charges. We use Adjusted EBITDA extensively to measure both SunGard and its reportable segments within the Company, and also to report our results to our board of directors.

While Adjusted EBITDA is useful for analysis purposes, it should not be considered as an alternative to our reported GAAP results. Also, Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA is similar, but not identical, to adjusted EBITDA per the Senior Secured Credit Agreement for purposes of our debt covenants (see Note 2).

The following is a reconciliation of Adjusted EBITDA and Adjusted EBITDA margin to the corresponding reported GAAP measures that we believe to be most directly comparable. Percentage changes are computed based on unrounded amounts. Also, reported amounts may not sum to totals due to rounding.

	Three Months Ended June 30,				Six Months Ended June 30,
(in millions)	2014	2015	change from prior year		2014	2015	change from prior year
Financial Systems segment
Revenue:
Software	$222	$227	2%		$439	$445	1%
SaaS and Cloud	256	260	2%		515	528	3%
Services	140	144	3%		264	275	4%

Total Revenue	$618	$631	2%		$1,218	$1,248	3%

Adjusted EBITDA	$154	$173	13%		$293	$347	19%
Adjusted EBITDA margin	24.8%	27.5%	2.6	pts	24.0%	27.8%	3.8	pts

Public Sector & Education segment
Revenue:
Software	$35	$35	3%		$69	$69	1%
SaaS and Cloud	9	10	—%		18	19	1%
Services	11	11	5%		21	22	5%

Total Revenue	$55	$56	2%		$108	$110	2%

Adjusted EBITDA	$17	$17	(1)%		$33	$33	(1)%
Adjusted EBITDA margin	31.3%	30.1%	(1.2	)pts	30.7%	29.8%	(0.9	)pts

Corporate
Adjusted EBITDA	$(12)	$(12)			$(22)	$(27)

Total
Revenue:
Software	$257	$262	2%		$508	$514	1%
SaaS and Cloud	265	270	2%		533	547	3%
Services	151	155	3%		285	297	4%

Total Revenue	$673	$687	2%		$1,326	$1,358	2%

Adjusted EBITDA	$159	$178	12%		$304	$353	16%
Adjusted EBITDA margin	23.7%	26.0%	2.3	pts	23.0%	26.0%	3.0	pts
pts = margin points

	Three Months Ended June 30,				Six Months Ended June 30,
Reconciliation of Adjusted EBITDA to net income (loss):	2014	2015	change from prior year		2014	2015	change from prior year
Financial Systems segment	$154	$173			$293	$347
Public Sector & Education segment	17	17			33	33
Corporate	(12)	(12)			(22)	(27)

Total Adjusted EBITDA	159	178			304	353

Depreciation	(27)	(27)			(51)	(56)
Amortization of acquisition-related intangible assets	(41)	(21)			(84)	(42)
Trade name impairment charge	—	—			(339)	—
Restructuring charges	(2)	(2)			(7)	(4)
Stock compensation expense	(11)	(13)			(20)	(23)
Management fees	(1)	(2)			(3)	(4)
Other, net	—	(5)			(12)	(1)

Total operating income (loss)	77	108	43%		(212)	223	205%
Operating income margin	11.4%	15.9%			(16.0)%	16.5%

Interest income	1	1			1	1
Interest expense and amortization of deferred financing fees	(73)	(71)			(147)	(142)
Loss on extinguishment of debt	—	—			(61)	—
Other income	—	1			—	1
Benefit from (provision for) income taxes	(2)	(6)			99	(24)
Income (loss) from discontinued operations, net of tax	—	—			(17)	2

Net income (loss)	$3	$33			$(337)	$61

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information (Unaudited)

Note 2. Reconciliation of Income (Loss) from Continuing Operations to EBITDA and Reconciliation of EBITDA to Adjusted EBITDA Per Senior Secured Credit Agreement

EBITDA represents income (loss) from continuing operations before interest expense, income taxes and depreciation and amortization. Adjusted EBITDA per our Senior Secured Credit Agreement is defined as EBITDA further adjusted to give effect to certain items that are required in calculating covenant compliance under our senior secured credit facilities, as amended, our senior notes and senior subordinated notes. Adjusted EBITDA per our Senior Secured Credit Agreement is calculated by subtracting from or adding to EBITDA items of income or expense described below. EBITDA and Adjusted EBITDA per our Senior Secured Credit Agreement are not recognized terms under generally accepted accounting principles (GAAP). EBITDA and Adjusted EBITDA per our Senior Secured Credit Agreement do not represent income (loss) from continuing operations, as that term is defined under GAAP, and should not be considered as an alternative to income (loss) from continuing operations as an indicator of our operating performance. Additionally, EBITDA and Adjusted EBITDA per our Senior Secured Credit Agreement are not intended to be measures of free cash flow available for management or discretionary use as such measures do not consider certain cash requirements such as capital expenditures (including capitalized software expense), tax payments and debt service requirements. SunGard considers EBITDA and Adjusted EBITDA per our Senior Secured Credit Agreement to be key indicators of our ability to pay our debt. EBITDA and Adjusted EBITDA per our Senior Secured Credit Agreement as presented herein are not necessarily comparable to similarly titled measures, including our Adjusted EBITDA as discussed in Note 1. The following is a reconciliation of EBITDA and Adjusted EBITDA per our Senior Secured Credit Agreement to income (loss) from continuing operations, the GAAP measure we believe to be most directly comparable to EBITDA and Adjusted EBITDA per our Senior Secured Credit Agreement. Further information regarding this reconciliation is included in our periodic filings with the U.S. Securities and Exchange Commission.

	Three Months Ended June 30,		Last Twelve Months Ended June 30,
(in millions)	2014	2015	2015
Revenue	$673	$687	$2,824

Income from continuing operations	$3	$33	$172
Interest expense, net	72	70	285
Provision for income taxes	2	6	66
Depreciation	27	27	112
Amortization of acquisition-related intangible assets	41	21	94

EBITDA	145	157	729
Purchase accounting adjustments	—	—	1
Stock compensation expense	11	13	44
Restructuring charges	2	2	25
Management fees	1	2	9
Acquired EBITDA, net of disposed EBITDA	—	—	2
Other costs	—	1	7

Adjusted EBITDA - per Senior Secured Credit Agreement *	$159	$175	$817

Adjusted EBITDA margin	23.6%	25.5%	28.9%

Year to Year Margin change		1.9 points

	Six Months Ended June 30,
(in millions)	2014	2015
Revenue	$1,326	$1,358

Income (loss) from continuing operations	$(320)	$59
Interest expense, net	146	141
Provision for (benefit from) income taxes	(99)	24
Depreciation	51	56
Amortization of acquisition-related intangible assets	84	42

EBITDA	(138)	322
Trade name impairment charge	339	—
Purchase accounting adjustments	1	—
Stock compensation expense	20	23
Restructuring charges	7	4
Management fees	3	4
Acquired EBITDA, net of disposed EBITDA	—	1
Other costs	10	1
Loss on extinguishment of debt	61	—

Adjusted EBITDA - per Senior Secured Credit Agreement *	$303	$355

Adjusted EBITDA margin	22.9%	26.1%

Year to Year Margin change		3.2 points

*	Also applies to Senior Notes due 2018 and 2020 and Senior Subordinated Notes due 2019

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information (Unaudited)

Note 3. Supplemental Information

The debt and cash data included below (in millions) reflects SunGard’s debt structure and changes in both the components of debt and cash from December 31, 2014 to June 30, 2015.

	December 31, 2014	June 30, 2015	Change from December 31 to June 30
Cash	$447	$538	$91

Senior Secured Credit Facilities:
Secured revolving credit facility	$—	$—	$—
Tranche C, effective interest rate of 4.44% and 4.44%	400	400	—
Tranche E, effective interest rate of 4.31% and 4.31%	1,918	1,918	—

Total Senior Secured Credit Facilities	2,318	2,318	—
Senior Notes due 2018 at 7.375%	511	511	—
Senior Notes due 2020 at 7.625%	700	700	—
Senior Subordinated Notes due 2019 at 6.625%	1,000	1,000	—
Secured accounts receivable facility, at 3.16% and 3.19%	140	140	—
Other	—	3	3

Total debt	$4,669	$4,672	$3

Net Debt (Total debt less cash)	$4,222	$4,134	$(88)

Leverage Metric per Credit Agreement	5.41x	4.95x	-0.46x
Weighted Average Interest Rate	5.61%	5.62%	0.01%
Percent Fixed Rate (swap adjusted)	67%	67%	0%
Percent Bonds of Total Debt	47%	47%	0%

The contractual future maturities of debt are as follows (in millions):

	December 31, 2014	June 30, 2015	Change December 31 to June 30
2015	$—	$—	$—
2016	—	3	3
2017	400	400	—
2018	511	511	—
2019	1,140	1,140	—
Thereafter	2,618	2,618	—

Total debt	$4,669	$4,672	$3

Current	$—	$3
Long-term	4,669	4,669

Total debt	$4,669	$4,672